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                                                                      EXHIBIT 18
                        G.T. INVESTMENT PORTFOLIOS, INC.
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

    G.T. Investment Portfolios, Inc. ("Company") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") on behalf of its current operating series, GT Global Dollar Fund and any series that may commence operations in the future (referred to hereinafter as the "Fund").

A.  GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED

    1. CLASS A SHARES. Class A shares of the Fund are sold to the general public at net asset value.

    Class A shares of the Fund may pay a service fee at the annualized rate of up to 0.25% of the average daily net assets for the Fund's Class A shares. Class A shares of the Fund may pay a distribution fee at the annualized rate of up to 0.25% of the average daily net assets for the Fund's Class A shares, less any amounts paid by the Fund as the aforementioned service fee. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

    Class A shares of any other GT Global Mutual Fund are subject to a contingent deferred sales charge ("CDSC") on redemptions of shares: (i) purchased without an initial sales charge due to a sales charge waiver for purchases of $500,000 or more, and (ii) redeemed within one year after the date of purchase. Purchases of Class A shares of two or more GT Global Mutual Funds (other than GT Global Dollar Fund) may be combined for this purpose. The Class A CDSC is equal to 1% of the lower of (i) the original purchase price, or (ii) the net asset value of the shares at the time of redemption. This CDSC will apply to a redemption by such an investor from any GT Global Mutual Fund, including the Fund.

    Class A shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents: (i) reinvestment of dividends or other distributions, or (ii) Class A shares redeemed one year or more after their purchase. Thus, investors purchasing shares of the Fund via an exchange of certain Class A shares of the other GT Global Mutual Funds will be subject to a CDSC on a redemption of those Class A shares of the Fund received in exchange for such Class A shares of the other GT Global Mutual Fund, if such redemption is made within one year of the original purchase date.

    2. CLASS B SHARES. Class B shares of the Fund are available only through an exchange of Class B shares of other GT Global Mutual Funds. No CDSC will be imposed on the exchange out of Class B shares of any GT Global Mutual Fund and into the Fund. A shareholder's holding period of Class B shares of the Fund would be counted for purposes of measuring the CDSC to which that shareholder's redemption would be subject. A shareholder will be assessed a CDSC, if applicable, upon redemption of the Class B shares of the Fund, but no CDSC will be imposed on the exchange out of the Fund into another GT Global Mutual Fund.

    Upon a redemption of Class B shares, investors pay a CDSC of up to 5% of the lesser of the original purchase price or the net asset value of such shares at the time of redemption. The deferred sales charge is waived for certain redemptions and is reduced for shares held more than one year. Class B shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents: (i) reinvestment of dividends, or (ii) shares redeemed more than six years after their purchase. The higher service and distribution fees paid by the Class B shares of the Fund will cause that class to have a higher expense ratio and to pay lower dividends than Class A shares.

    Class B shares are subject to a service fee at the annualized rate of up to 0.25% of the average daily net assets of the Class B shares of the Fund and a distribution fee at the annualized rate of up to 0.75% of the average daily net assets of the Fund's Class B shares. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

    3. ADVISOR CLASS SHARES. Advisor Class shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

    Advisor Class shares of the Fund are available for purchase only by: (a) trustees or other fiduciaries purchasing shares for employee benefit plans which are sponsored by organizations which have at least 1,000 employees; (b) any account with assets of at least $25,000 if (i) a financial planner, trust company, bank trust department or registered investment adviser has investment discretion over such account, and (ii) the account holder pays such person as compensation for its advice and other services an
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annual fee of at least 0.50% on the assets in the account; (c) any account with assets of at least $25,000 if (i) such account is established under a "wrap fee" program, and (ii) the account holder pays the sponsor of such program an annual fee of at least 0.50% on the assets in the account; (d) accounts advised by one of the companies comprising or affiliated with Liechtenstein Global Trust; and
(e) any of the companies comprising or affiliated with Liechtenstein Global
Trust.

B.  EXPENSE ALLOCATIONS OF EACH CLASS

    Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

    In addition to the service and distribution fees described above, each Class could also pay a different amount of the following other expenses:

    (1) transfer agent fees identified as being attributable to a specific Class of shares;

    (2) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

    (3) Blue Sky registration fees incurred by a specific Class of shares;

    (4) SEC registration fees incurred by a specific Class of shares;

    (5) expenses of administrative personnel and services as required to support the shareholders of a specific Class of shares;

    (6) Directors' fees or expenses incurred as a result of issues relating to a specific Class of shares;

    (7) accounting expenses relating solely to a specific Class of shares;

    (8) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of shares; and

    (9) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares.

C.  EXCHANGE PRIVILEGES

    Class A shares of the Fund may be exchanged only for Class A shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus. Unless the Class A shares of the Fund were purchased via exchange for shares of another GT Global Mutual Fund, a sales load will apply to exchanges from the Fund into other GT Global Mutual Funds, as set forth in the prospectuses of such Funds. Class B shares of the Fund may be exchanged only for Class B shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus. Advisor Class shares of the Fund may be exchanged only for Advisor Class shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus.

    This exchange privilege is available only in those jurisdictions where the sale of GT Global Mutual Fund shares to be acquired may be legally made. The terms of the exchange privileges may be modified at any time, on sixty days' prior written notice to shareholders.

D.  ADDITIONAL INFORMATION

    The prospectus for the Fund contains additional information about the Classes and the Fund's multiple class structure. This Multiple Class Plan is subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan.

E.  DATE OF EFFECTIVENESS

    This Multiple Class Plan will become effective on          , 1996. Before
any material amendment of this Multiple Class Plan, a majority of the Directors of the Company, and a majority of the Directors who are not interested persons of the Company, shall find that the plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class individually and the Company as a whole.